FOR IMMEDIATE RELEASE
For More Information:
Craig Sargent, President Northeast Bank Insurance Group, Inc. 2568 Main Street, Rangeley, ME 04970 www.northeastbank.com	1-800-284-5989 207-864-2800

Northeast Bank Subsidiary Enters Agreement with Spence & Mathews Insurance
The Largest in Scope thus far, Northeast’s 6th Deal Will Give the Company
Entry to Southern ME and now NH Markets

Lewiston & Berwick, MAINE (November 14, 2007) – Northeast Bank Insurance Group, Inc., a wholly owned subsidiary of Lewiston-based Northeast Bank and Spence & Mathews, Inc., an insurance agency headquartered in Berwick, ME, announced today that they have signed a purchase and sales agreement under which Spence & Mathews will join the Northeast Bank Insurance Group.  Pending completion of legal work, this deal is slated to close on November 30, 2007.

Founded in 1935, Spence & Mathews has 16 employees located in two offices, both in Berwick, ME and Rochester, NH.  The Company represents 14 state and national carriers, has an estimated $10 million in premiums and serves over 6000 clients.

“The Northeast Bank Insurance model was attractive, they understand our culture,” said Craig Linscott, owner of Spence & Mathews Insurance.  “This industry is changing at a fast pace, so we have to pool our talent and carriers to best serve the customers and stay ahead.  In this soft market partnering with the Northeast team is the right choice for us.”

“We were impressed by the team at Spence & Mathews, especially the depth of knowledge and their passion for superior customer service,” said Craig Sargent, President of Northeast Bank Insurance Group, Inc.  “The agency has a great reputation and gives us entry to the Southern Maine and now New Hampshire market; we are looking forward to working with them as teammates.”

Northeast Bank Insurance Group recently completed the acquisition of the Hartford Agency in Lewiston.  This deal once completed will increase the number of insurance agency offices to 13 throughout western, central and now southern Maine and New Hampshire.

About Northeast Bank Insurance Group, Inc., and Northeast Bank
Northeast Bank Insurance Group, Inc., a wholly owned subsidiary of Northeast Bank, headquartered in Rangeley, Maine, provides comprehensive insurance and financial services with an emphasis on needs-based advice to meet the demands of its consumer and business customers. The full spectrum of insurance services includes personal, business and financial coverage.

Northeast Bank, a leader in providing one-stop shopping for financial services, is headquartered in Lewiston Maine.  A  wholly owned subsidiary of Northeast Bancorp (NASDAQ: NBN), Northeast Bank has over $572 million in assets and operates 23 retail locations throughout western, central and mid-coast Maine, including 11 bank branches, 11 insurance agencies and a financial center. To learn more about Northeast Bank Insurance Group, Inc., and Northeast Bank, call 1-800-284-5989 or visit www.northeastbank.com.